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                                                                     EXHIBIT 8.1



                                  [LETTERHEAD]


                                 August 12, 1996


Longhorn Steaks, Inc.
8215 Roswell Road, Building 200
Atlanta, Georgia 30350

Bugaboo Creek Steak House, Inc.
1275 Wampanoag Trail
East Providence, Rhode Island 02915

          Re:  Proposed Plan of Merger By and Among Longhorn Steaks, Inc.,
            Whip Merger Corporation and Bugaboo Creek Steak House, Inc.

Ladies and Gentlemen:

     We have acted as counsel to Longhorn Steaks, Inc. ("LSI"), a corporation organized and existing under the laws of the State of Georgia, in connection with the proposed merger of Whip Merger Corporation ("Sub"), a wholly-owned subsidiary of LSI, with and into Bugaboo Creek Steak House, Inc. ("BCS"), with BCS as the surviving entity (the "BCS Merger"). The BCS Merger will be effected pursuant to the Agreement and Plan of Merger by and among LSI, BCS, and Sub made and entered into as of June 14, 1996. and as amended July 29, 1996 (the "Agreement").

     In our capacity as counsel to LSI, our opinion has been requested with respect to certain of the federal income tax consequences of the proposed BCS Merger. The BCS Merger is part of a larger plan of reorganization that includes certain related mergers (the "Pooling Mergers") as to which we have issued a separate opinion with respect to certain federal income tax consequences of the Pooling Mergers.

     In rendering this opinion, we have examined (i) the Internal Revenue Code of 1986, as amended (the "Code") and Treasury regulations, and (ii) appropriate Internal Revenue Service and court decisional authority. In addition, we have relied upon certain information made known to us as more fully described below. All capitalized terms used herein without definition shall have the respective meanings specified in the Agreement, and unless otherwise specified, all section references herein are to the Code.

                            INFORMATION RELIED UPON

     In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate, including:

          (1) the Agreement;

          (2) The Registration Statement on Form S-4 filed by LSI with the Securities and Exchange Commission under the Securities Act of 1933, on July 12, 1996, as amended, and the Joint Proxy Statement/Prospectus for the Special Meetings of the Shareholders of LSI and Stockholders of BCS; and

          (3) such additional documents as we have considered relevant.

     In our examination of such documents, we have assumed, with your consent, that all documents submitted to us as photocopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are accurate. We have also obtained such additional information and representations as we have deemed relevant and necessary through consultation with various officers and representatives of LSI and BCS.
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Longhorn Steaks, Inc.
Bugaboo Creek Steak House, Inc.

August 12, 1996

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     According to the terms of the Agreement, the stockholders of a controlling interest in BCS immediately prior to the BCS Merger will receive voting LSI Common Stock in exchange for their shares of BCS Common Stock. For purposes of this Tax Opinion, "control" means ownership of eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of all other classes of stock. No opinion is expressed as to the tax consequences of the BCS Merger if this is inaccurate.

     You have advised us that the proposed transaction will enable the combined organization to realize certain economies of scale and provide the combined organization with expanded geographic markets. To achieve these goals, the following will occur pursuant to the Agreement:

          (1) Subject to the terms and conditions of the Agreement, at the Effective Time, Sub shall be merged with and into BCS in accordance with the provisions of Section 252 of the Delaware General Corporation Law ("DGCL") and with the effect provided in Sections 259 and 261 of the DGCL and Section 1107 of the General Business Corporation Code ("GBCC") and with the effect provided in Sections 1106 and 1107 of the GBCC. BCS shall be the Surviving Corporation resulting from the BCS Merger and shall become a wholly-owned Subsidiary of LSI and shall continue to be governed by the Laws of the State of Delaware. The Merger shall be consummated pursuant to the terms of the Agreement, which has been approved and adopted by the respective Boards of Directors of BCS, Sub and LSI and by LSI, as the sole shareholder of Sub.

          (2) Subject to the provisions of Article 3 of the Agreement, at the Effective Time, by virtue of the BCS Merger and without any action on the part of LSI, BCS, Sub or the shareholders or stockholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

             (a) Each share of LSI Capital Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

             (b) Each share of Sub Common Stock issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into one share of BCS Common Stock.

             (c) Each share of BSC Common Stock (excluding shares held by any BSC Company or any LSI Company) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive .5625 shares of LSI Common Stock (the "Exchange Ratio").

          (3) In the event LSI changes the number of shares of LSI Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

          (4) Each of the shares of BCS Common Stock held by any BCS Company or by any LSI Company shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.
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Longhorn Steaks, Inc.
Bugaboo Creek Steak House, Inc.

August 12, 1996

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          (5) Notwithstanding any other provision of the Agreement, each holder of shares of BCS Common Stock exchanged pursuant to the BCS Merger who would otherwise have been entitled to receive a fraction of a share of LSI Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of LSI Common Stock multiplied by the market value of one share of LSI Common Stock at the Effective Time. The market value of one share of LSI Common Stock at the Effective Time shall be the last sale price of LSI Common Stock on the Nasdaq National Market (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source) on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

          (6) At the Effective Time, each option or other right to purchase shares of BCS Common Stock pursuant to stock options or stock appreciation rights ("BCS Options") granted by BCS under the BCS Stock Plans, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to LSI Common Stock, and LSI shall assume each BCS Option, in accordance with the terms of the BCS Stock Plan and stock option agreement by which it is evidenced on substantially the same terms and conditions.

          (7) As soon as practicable after the Effective Time, LSI shall deliver to the participants in each BCS Stock Plan an appropriate notice setting forth such participant's rights pursuant thereto and the grants subject to such BCS Stock Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 3.5(a) of the Agreement after giving effect to the BCS Merger), and LSI shall comply with the terms of each BCS Stock Plan to ensure, to the extent required by, and subject to the provisions of, such BCS Stock Plan, that BCS Options which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time. At or prior to the Effective Time, LSI shall take all corporate action necessary to reserve for issuance sufficient shares of LSI Common Stock for delivery upon exercise of BCS Options assumed by it in accordance with Section 3.5 of the Agreement. As soon as practicable after the Effective Time, LSI shall file a registration statement on Form S-8 (or any successor or other appropriate forms), with respect to the shares of LSI Common Stock subject to such options and shall use its reasonable efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. With respect to those individuals who subsequent to the BCS Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, LSI shall administer the BCS Stock Plan assumed pursuant to Section 3.5 of the Agreement in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the BCS Stock Plan complied with such rule prior to the Effective Time.

     With your consent, we have also relied on certain factual matters confirmed to us by you as true both now and as of the Effective Time:

          (a) The fair market value of the LSI Common Stock received by each BCS stockholder will, in each instance, be approximately equal to the fair market value of the BCS Common Stock surrendered in the exchange.
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Longhorn Steaks, Inc.
Bugaboo Creek Steak House, Inc.

August 12, 1996

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          (b) There is no plan or intention by the stockholders of BCS who own one percent (1%) or more of the BCS Common Stock, and to the best of the knowledge of the management of BCS, there is no plan or intention on the part of the remaining stockholders of BCS to sell, exchange, or otherwise dispose of a number of shares of LSI Common Stock received in the BCS Merger that would reduce the BCS stockholders' ownership of LSI Common Stock to a number of shares having a value, as of the date of the BCS Merger, of less than fifty percent (50%) of the value of all of the formerly outstanding BCS Common Stock as of the same date. For purposes of this assumption, shares of BCS Common Stock exchanged for cash or other property, surrendered by dissenters, or exchanged for cash in lieu of fractional shares of LSI Common Stock will be treated as outstanding BCS Common Stock on the date of the BCS Merger. Moreover, shares of BCS Common Stock and shares of LSI Common Stock held by BCS stockholders and otherwise sold, redeemed, or disposed of prior or subsequent to the BCS Merger will be considered in making this representation.

          (c) Following the BCS Merger, BCS will hold at least ninety percent (90%) of the fair market value of its net assets and at least seventy percent (70%) of the fair market value of its gross assets held immediately prior to the BCS Merger and at least ninety percent (90%) of the fair market value of Sub's net assets and at least seventy percent (70%) of the fair market value of Sub's gross assets held immediately prior to the BCS Merger. For purposes of this assumption, amounts paid by BCS or Sub to dissenters, amounts paid by BCS to stockholders who receive cash or other property, amounts used by BCS or Sub to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by BCS will be included as assets of BCS or Sub, respectively, immediately prior to the BCS Merger.

          (d) Prior to the BCS Merger, LSI will be in control of Sub.

          (e) BCS has no plan or intention to issue additional shares of its stock that would result in LSI losing control of BCS.

          (f) LSI has no plan or intention to reacquire any of the LSI Common Stock issued in the BCS Merger.

          (g) LSI has no plan or intention to liquidate BCS; to merge BCS with or into another corporation; to sell or otherwise dispose of the stock of BCS except for transfers of stock to corporations controlled by LSI; or to cause BCS to sell or otherwise dispose of any of its assets or of any of the assets acquired from Sub, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by BCS.

          (h) The liabilities of Sub assumed by BCS (including the liabilities to which the transferred assets of Sub are subject), if any, were incurred by Sub in the ordinary course of its business.

          (i) Following the BCS Merger, BCS will continue its historic business or use a significant portion of its historic business assets in a business.

          (j) LSI, Sub, BCS, and the stockholders of BCS will pay their respective expenses, if any, incurred in connection with the BCS Merger, except that each of LSI and BCS shall bear and pay one-half of the filing fees payable in connection with the Registration Statement and the Joint Proxy Statement and
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Longhorn Steaks, Inc.
Bugaboo Creek Steak House, Inc.

August 12, 1996

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     printing costs incurred in connection with the printing of the Registration
     Statement and the Joint Proxy Statement.

          (k) There is no intercorporate indebtedness existing between LSI and BCS or between Sub and BCS that was issued, acquired, or will be settled at a discount.

          (l) In the BCS Merger, shares of BCS Common Stock representing control of BCS will be exchanged solely for voting LSI Common Stock. For purposes of this assumption, shares of BCS Common Stock exchanged for cash or other property originating with LSI will be treated as outstanding BCS Common Stock on the date of the BCS Merger.

          (m) At the time of the BCS Merger, BCS will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in BCS that, if exercised or converted, would affect LSI's acquisition or retention of control of BCS.

          (n) LSI does not own, nor has it owned during the past five years, any shares of the stock of BCS.

          (o) Neither LSI nor BCS is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv).

          (p) On the date of the BCS Merger, the fair market value of the assets of BCS will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

          (q) BCS is not under the jurisdiction of a court in a case under Title 11 of the United States Code or a receivership, foreclosure or similar proceeding in a federal or state court.

          (r) The payment of cash to BCS stockholders in lieu of fractional shares of LSI Common Stock does not represent separately bargained for consideration, but rather is solely for the purpose of avoiding the expense and inconvenience to LSI of issuing and transferring fractional shares. The total cash consideration that will be paid to BCS stockholders in lieu of fractional shares of LSI Common Stock will represent less than one percent (1%) of the total consideration issued in the BCS Merger. The fractional share interests of each stockholder will be aggregated, and no BCS stockholder will receive an amount in cash greater than the value of one full share of LSI Common Stock in lieu of fractional shares.

          (s) None of the compensation received by any stockholder-employees of BCS will be separate consideration for, or allocable to, any of their shares of BCS Common Stock. None of the shares of LSI Common Stock received by any stockholder-employees will be separate consideration for, or allocable to, any employment agreement. Any compensation paid to a BCS stockholder-employee who continues as an employee of LSI subsequent to the BCS Merger will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

          (t) The Agreement represents the entire understanding of LSI, BCS, and Sub with respect to the BCS Merger.

          (u) At all times during the five-year period ending on the effective date of the BCS Merger, the fair market value of all of BCS's United States real property interests was and will have been less than 50 percent of the total fair market value of (a) its United States real property interests,
     (b) its interests in real property located outside the United States, and
     (c) its other assets used or held for use in a trade or
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Longhorn Steaks, Inc.
Bugaboo Creek Steak House, Inc.

August 12, 1996

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     business. For purposes of the preceding sentence, (x) United States real property interests include all interests (other than an interest solely as a creditor) in real property and associated personal property (such as movable walls and furnishings) located in the United States or the Virgin Islands and interests in any corporation (other than a controlled corporation) owning any United States real property interest, (y) BCS is treated as owning its proportionate share (based on the relative fair market value of its ownership interest to all ownership interests) of the assets owned by any controlled corporation or any partnership, trust, or estate in which BCS is a partner or beneficiary, and (z) any such entity in turn is treated as owning its proportionate share of the assets owned by any controlled corporation or any partnership, trust, or estate in which the entity is a partner or beneficiary. As used in this paragraph, "controlled corporation" means any corporation at least fifty percent (50%) of the fair market value of the stock of which is owned by BCS, in the case of a first-tier subsidiary of BCS or by a controlled corporation, in the case of a lower-tier subsidiary.

                                    OPINIONS

     Based solely on the information submitted and the representations set forth above, we are of the opinion that:

          (1) Provided the proposed merger of Sub with and into BCS is consummated pursuant to the terms of the Agreement, the BCS Merger will constitute a reorganization within the meaning of section 368(a). LSI, BCS, and Sub will each be "a party to a reorganization" within the meaning of section 368(b) of the Code.

          (2) No gain or loss will be recognized by LSI upon the receipt of BCS Common Stock solely in exchange for Sub Common Stock.

          (3) No gain or loss will be recognized by Sub on the transfer of its assets to BCS solely in exchange for shares of BCS Common Stock and the assumption by BCS of the liabilities, if any, of Sub.

          (4) No gain or loss will be recognized to BCS upon the receipt of the assets of Sub solely in exchange for shares of BCS Common Stock and the assumption by BCS of the liabilities, if any, of Sub.

          (5) The basis of the assets of Sub in the hands of BCS will, in each instance, be the same as the basis of those assets in the hands of Sub immediately prior to the BCS Merger.

          (6) The holding period of the assets of Sub in the hands of BCS will, in each instance, include the period during which such assets were held by Sub.

          (7) No gain or loss will be recognized by the BCS stockholders upon the exchange of their BCS Common Stock solely for shares of LSI Common Stock.

          (8) The basis of the shares of LSI Common Stock to be received by the BCS stockholders will, in each instance, be the same as the basis of the BCS Common Stock surrendered in exchange therefor.

          (9) The holding period of the LSI Common Stock to be received by the BCS stockholders will include the period during which the shares of BCS Common Stock surrendered in exchange therefor had been held, provided the BCS Common Stock was held as a capital asset on the date of the exchange.
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Longhorn Steaks, Inc.
Bugaboo Creek Steak House, Inc.

August 12, 1996

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          (10) The payment of cash to BCS stockholders in lieu of fractional share interests of LSI Common Stock will be treated as if the fractional shares were distributed as part of the exchange and then redeemed by LSI. These cash payments will be treated as having been received as distributions in full payment in exchange for the fractional shares of LSI Common Stock redeemed as provided in section 302(a) of the Code. Generally, any gain or loss recognized upon such exchange will be capital gain or loss, provided the fractional share would constitute a capital asset in the hands of the exchanging stockholder.

     The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements set out herein, which we have assumed are true on the date the BCS Merger is consummated. Our opinions cannot be relied upon if any of the facts contained in such documents or if such additional information is, or later becomes, inaccurate, or if any of the statements set out herein is, or later becomes, inaccurate. Finally, our opinions are limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the proposed BCS Merger, including, without limitation, recognition of deferred intercompany transactions and adjustments determined to be necessary by reason of a change in accounting method.

     This opinion is being provided solely for the use of Longhorn Steaks, Inc., Bugaboo Creek Steak House, Inc., and the stockholders of Bugaboo Creek Steak House, Inc. No other person or party shall be entitled to rely on this opinion.

     We hereby consent to the use of this opinion and to the references made to the firm under the captions "Summary -- Certain Federal Income Tax Consequences of the Merger" and "The Merger -- Certain Federal Income Tax Consequences" in the Joint Proxy Statement/Prospectus constituting part of the Registration Statement on Form S-4 of LSI.

                                          Very truly yours,

                                          ALSTON & BIRD


                                          By: /s/ Pinney L. Allen

                                          --------------------------------------
                                            Pinney L. Allen